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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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
[ ]  Preliminary Proxy Statement               [ ]  Confidential, for use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                              Venator Group, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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                              [VENATOR GROUP LOGO]

                                                                   June 21, 1999

Dear Fellow Shareholder:

     By now, you probably have received Venator Group's proxy statement discussing in detail why your Board of Directors believes you should vote in favor of its slate of nominees at the July 16, 1999 Annual Meeting. The proxy statement also describes the Company's position on other issues of vital interest to you -- our shareholders. This letter will summarize the points laid out in the proxy statement. We hope that you will read both documents carefully and thoroughly.


     You should also know that Greenway Partners, a dissident shareholder, has stated its intention to solicit your vote to put four of its own nominees on your Company's Board of Directors and to support two proposals they intend to present at the meeting. Your vote is key to the future of your Company, and we believe it is important to review all of the actions Venator has taken over the past few years to enhance the short- and long-term value of your stock, and to address shareholder concerns. We urge you to consider the following and to cast your vote FOR the Company's nominees and positions at the Annual Meeting.


STRATEGIC REPOSITIONING

     Over the past four years, the current management team developed and implemented a plan that constituted nothing less than a complete overhaul of Venator's business model and corporate strategy. This plan is designed to build and deliver value to all shareholders over both the short- and long-term. An ambitious and comprehensive corporate restructuring took the Company from a disparate group of underperforming businesses to a focused, global athletic/lifestyle specialty retailer that is positioned for future profitable growth.

     This effort took time. This past year alone we announced several significant initiatives as the final stage in our transformation from the old, multi-format general merchandiser into the new focused Venator. These steps included:

     - Closing our Specialty Footwear operations

     - Selling our German general merchandise operations

     - Launching a new Internet and catalog subsidiary

     - Reducing our capital program and re-allocating our financial resources through the sale of non-core assets

     - Continually improving our expense control management.
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     These actions were taken to strengthen our balance sheet and increase our profitability even in the face of the downturn in the athletic footwear and apparel industry. As you know, 1998 was difficult for our entire industry, and despite our efforts, our performance, like that of our peers, suffered.

     Now, as our industry starts to recover, our successful repositioning and important investments should make us a primary beneficiary of that recovery. Indeed, even at this early stage, a number of financial analysts have upgraded their investment "opinions" on us.

     As of June 18, 1999, our stock price, while still lower than we would prefer, HAS INCREASED BY ALMOST 90 PERCENT IN THE 4 1/2 MONTH PERIOD SINCE JANUARY 31, 1999, the start of Venator's current fiscal year. This stock price improvement since the end of January 1999 is more than double that of our nearest industry peer (as identified in Venator's proxy statement).


     WE BELIEVE IT IS VERY IMPORTANT TO CONTINUE THE MOMENTUM VENATOR'S STRATEGIC PLAN HAS GENERATED. THE CURRENT BOARD AND MANAGEMENT UNDERSTAND THE PLAN AND ARE COMMITTED TO COMPLETING ITS IMPLEMENTATION SO THAT YOU, VENATOR'S SHAREHOLDERS, WILL BENEFIT FROM THE RESULTS.


CORPORATE GOVERNANCE AND COMPENSATION


     Venator's Board of Directors is committed to a system of corporate governance that assures the Board's sole focus is the best interests of all of Venator's shareholders. We have taken significant steps in this area.



     This past year the Company added another independent director to its Board, and today nine of our eleven Venator Board members are independent. Addressing shareholder concerns, the Company also revised its shareholder rights plan, making changes designed to protect shareholders from inadequate or coercive takeover attempts while permitting certain qualified offers for the Company that would not trigger the rights plan's implementation.


     In addition, the Company has made several major changes to align executive compensation more closely with shareholders' interests. This new approach places a greater portion of compensation "at risk" through the use of performance bonuses and stock options.


     We believe these actions demonstrate the commitment of this Board and management to the best interests of ALL Venator shareholders.


DISCUSSIONS WITH GREENWAY PARTNERS

     As you know, Greenway Partners has been a vocal minority shareholder on a number of issues for some time. While Venator takes Greenway's concerns seriously -- as it does those of all its shareholders -- and while over the years we have maintained an open dialogue with Greenway, we do not find their current suggestions to be beneficial to the Company or the value of its shares. In fact, in some cases, we believe their proposals could be detrimental to the Company -- their proposal to reverse our name change is an example.


     Nonetheless, earlier this year your Company initiated discussions with Greenway in an effort to avoid a costly and disruptive proxy contest. Unfortunately, as detailed in our proxy statement, we were unable to reach an overall agreement with Greenway that would have been in the best interests of Venator and all of its shareholders.


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     In the past four years we have worked hard to change dramatically the business and strategy of Venator Group, so that we are now positioned to benefit from a recovery in our industry. This effort has been guided by a strong, independent Board of Directors that has been responsive to the concerns of our shareholders. We, along with the other directors and members of the management team, are clearly committed to continuing our efforts to enhance shareholder value.


     YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE YOUR SHARES ON THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE FOR THE ELECTION OF CARTER BACOT, PURDY CRAWFORD, PHILIP GEIER AND DALE HILPERT AS DIRECTORS AND AGAINST THE GREENWAY PROPOSALS. We also urge you not to vote on any proxy card that may be furnished by Greenway.


     If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888-750-5834.

Sincerely,

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
/s/ Roger N. Farah                         /s/ Dale W. Hilpert
ROGER N. FARAH                             DALE W. HILPERT
Chairman of the Board and                  President and
Chief Executive Officer                    Chief Operating Officer
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                                   IMPORTANT


     If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in "Street-Name," only your broker or your bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed WHITE proxy card to your broker or bank and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf.

     We urge you not to sign any proxy card you may receive from Greenway Partners.

      If you have any questions or need assistance in voting your shares, please call:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         CALL TOLL-FREE: (888) 750-5834
                 Banks and Brokers call collect (212) 750-5833